Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197955, 333-202355, 333-210179, 333-216339, 333-223323, 333-229928, 333-236967, 333-253473, 333-262973, 333-269968, 333-277288, 333-280314, and 333-285366 on Form S-8 and Registration Statement No. 333-273461 on Form S-3ASR of our reports dated February 26, 2026, relating to the financial statements of Moelis & Company and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 26, 2026